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  FORM 3
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U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, Section 17(a) of the Public Utility  Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of       2. Date of Event Requiring          4. Issuer Name and Ticker or Trading Symbol
   Reporting Person*            Statement (Month/Day/Year)
                                February 19, 1999                   Advanced Financial, Inc.

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(Last)   (First)   (Middle)  3. IRS or Social Security Number    5.  Relationship of Reporting Person to  6. If Amendment, Date of
                                of Reporting Person (Voluntary)      Issuer (Check all applicable)           Original
Greif, Amy                                                                                                   (Month/Day/Year)
                                                                    __ Director      x 10% Owner

                                                                    __  Officer      __ Other
                                                                    (give title     (specify below)
                                                                     below)




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        (Street)                                                                                          7. Individual or Joint/
                                                                                                             Group Filing (Check
8831 Delmar                                                                                                  applicable line)
                                                                                                          __ Form filed by One
                                                                                                             Reporting Person
                                                                                                           x Form filed by More than
                                                                                                             One Reporting Person

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(City)    (State)    (Zip)                          Table 1 - Non-Derivative Securities Beneficially Owned
Prairie Village, KS   66207
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1.  Title of Security        2.  Amount of                       3.  Ownership                            4.  Nature of Indirect
                                 Securities                          Form:  Direct                            Beneficial Ownership
                                 Beneficially Owned                  (D) or Indirect                          (Instr. 5)
                                 (Inst. 4)                           (I) (Instr. 5)

     Common Stock                  722,223                            I                                  By: Sequoia Corporation (1)
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* If the Form is filed by more than one Reporting  Person,  see instruction 5(b)(v).  Reminder:  Report  on a  separate  line for each  class of  securities beneficially owned directly or indirectly. (Print or Type Responses)

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FORM 3 (cont'd.) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1.  Title of         2.  Date exer-         3.  Title and         4. Conver-          5. Ownership          6. Nature of
    Derivative           cisable and            Amount of            sion or             Form of               Indirect
    Security             Expiration             Securities           Exercise            Derivative            Beneficial
    (Inst. 4)            Date (Month/           Underlying           Price of            Security:             Ownership
                         Day/Year)              Derivative           Derivative          Direct (d)            (Instr. 5)
                                                Security             Security            or Indirect
                                                (Inst. 4)                                (I) (Instr.
                                                                                         5)

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                     Date       Expira-                Amount
                     Exer-      tion        Title      or Number
                     cisable    Date                   of Shares
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Explanation of Responses:  (1)  The Reporting Person is the beneficial owner of a majority of the voting securities of Sequoia
                           Corporation.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations /s/ Amy Greif                March 1, 1999
see 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                                  ---------------------------  -------------
                                                                                          Amy Greif                    Date

                                                                                          SEQUOIA CORPORATION


                                                                                          By:/s/ Amy Greif             March 1, 1999
                                                                                             ------------------------  -------------
                                                                                             Amy Greif, President      Date

Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
See Instruction 6 for procedure.

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Form 3;
Reporting Person - Amy Greif
Date of Event Requiring Statement - February 19, 1999
Issuer Name - Advanced Financial, Inc.

                            List of Other Joint Filer
                                Name and Address


Sequoia Corporation; 8831 Delmar, Prairie Village, Kansas  66207

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